December 19, 2002

Consolidated Edison, Inc.
4 Irving Place
New York, New York  10003

             Re:  Securities Being Registered Under the Securities Act of 1933

Ladies and Gentlemen:

                  I am the Vice President - Legal Services of Consolidated Edison, Inc.'s ("Con Edison ") principal subsidiary, Consolidated Edison Company of New York, Inc. ("Con Edison of New York"), acting as counsel to Con Edison. I and other members of Con Edison of New York's Law Department have represented Con Edison in connection with the filing by Con Edison with the Securities and Exchange Commission of a Registration Statement on Form S-3 registering $500,000,000 of Con Edison's unsecured debt securities, Preferred Shares ($1.00 par value) and Common Shares ($.10 par value) (the "Securities") for issuance from time to time pursuant to Rule 415 under the Securities Act of 1933 (the "Registration Statement").

        I have examined such documents as I have deemed necessary for the purpose of this opinion, including (a) the Restated Certificate of Incorporation and the By-Laws of Con Edison; (b) the Indenture included as Exhibit 4.1 to the Registration Statement (the "Indenture") pursuant to which Securities that are debt securities are to be issued; and (c) minutes of meetings of the Board of Directors of Con Edison. It is my opinion that the Securities, if issued as debt securities, will be the legal, valid and binding obligations of Con Edison in accordance with their terms and, if issued as Preferred Shares or Common Shares, will be legally issued, fully paid and non-assessable, upon:

        1.        the due authorization and execution of the Securities by Con
                  Edison;

        2. if the Securities are debt securities, the due authentication and delivery of the Securities in accordance with the Indenture; and

        3. the receipt by Con Edison of payment for the Securities at the price and in accordance with the terms set forth in the Registration Statement and the supplement or supplements to the prospectus constituting a part thereof.


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        I consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. However, in giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

                                                       Very truly yours,

                                                       /s/ PETER A. IRWIN
                                                           Peter A. Irwin